EXHIBIT (15)

ENSERCH Corporation:


We have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited interim condensed consolidated financial information of ENSERCH Corporation and subsidiary companies for the periods ended June 30, 1997 and 1996, as indicated in our report dated August 13, 1997; because we did not perform an audit, we expressed no opinion on that information.


We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, is incorporated by reference in Registration Statements No. 2-59259, No. 33-40589, No. 33-47911 and No. 2-77572 on Forms S-8, Registration Statements No. 33-15623, No. 33-52525 and No. 33-61635 on Form S-3 and in Registration Statement No. 333-12391 on Form S-4 for ENSERCH Corporation and in Registration Statements No. 33-32833, No. 33-32835, No. 33-32837, No. 33-
32839, No. 33-32841 and No. 33-32843 on Forms S-8 and Registration Statement No. 33-32831 on Form S-3 for TUC Holding Company.


We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Dallas, Texas
August 14, 1997